Exhibit 99.1

HOMEAWAY, INC.

2011 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals,

•	to incentivize Employees, Directors and Consultants with long-term equity-based compensation to align their interests with the Company’s stockholders, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) The date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) The date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) The date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means HomeAway, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Inside Director” means a Director who is an Employee.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Outside Director” means a Director who is not an Employee.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z) “Participant” means the holder of an outstanding Award.

(aa) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(bb) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(cc) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(dd) “Plan” means this 2011 Equity Incentive Plan.

(ee) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ff) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Service Provider” means an Employee, Director or Consultant.

(kk) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(ll) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(mm) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) any Shares that, as of the Registration Date, have been reserved but not issued pursuant to any awards granted under the Company’s 2004 Stock Plan, as amended and 2005 Stock Plan (together, the “Existing Plans”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the Existing Plans that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Existing Plans that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to 12,272,959 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2012 Fiscal Year, in an amount equal to the least of (i) four percent (4.0%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (ii) such number of Shares determined by the Board.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute any Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 15 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Formula Awards to Outside Directors.

(a) General. Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under this Plan, including discretionary Awards not covered under this Section 11. All grants of Awards to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(b) No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Section or to determine the number of Shares to be covered by such Awards (except as provided in Sections 11 and 14).

(c) Annual Award. Each Outside Director will be automatically granted (an “Annual Award”) on August 1 of each year, beginning in 2012, Option to purchase a number of Shares determined by dividing (A) $150,000, by (B) the value of an Option to purchase one Share with the same terms as set forth below determined using the Black-Scholes valuation model or such other valuation method as the Administrator determines in its discretion, with the number of Shares rounded up to the nearest whole Share.

(d) Terms. The terms of each Award granted pursuant to this Section will be as follows:

(i) The term of the Award will be ten (10) years.

(ii) The exercise price for Shares subject to the Award will be 100% of the Fair Market Value on the grant date.

(iii) Subject to Section 14, each Annual Award will vest and become exercisable as to one-twelfth (1/12th) of the Shares subject to the Award on the corresponding day of each month following the date of grant or, to the extent that any month does not have such date, on the last date of such month, provided that the Participant continues to serve as a Director through each such date.

(e) Adjustments. The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Section 11, including, without limitation, the number of Shares and exercise prices thereof, for Awards granted on or after the date the Administrator determines to make any such change or revision.

12. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan, and the number of Shares issuable pursuant to Awards to be granted under Section 11 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

HOMEAWAY, Inc.

2011 EQUITY INCENTIVE PLAN

FRENCH SUB-PLAN

Options to purchase common shares of the Company

This French sub-plan (the “Sub-Plan”) provides for a certain number of conditions or definitions which will apply to the Options to purchase shares of HomeAway, Inc. (the “Company”) granted to Eligible Employees of Homelidays SAS and Abritel.fr SA (collectively, “HomeAway France”) (as defined below) under the Company’s 2011 Equity Incentive Plan (the “Plan”) and the Sub-Plan.

The additional terms and conditions provided for by the Sub-Plan are specific to the Eligible Employees of HomeAway France only and do not affect the rights afforded to any other Participant who is granted Options under the Plan. The additional terms and conditions provided for by the Sub-Plan also do not affect the terms of Plan itself for purposes of compliance with US tax and securities laws.

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in the Sub-Plan.

It is intended that the Sub-Plan complies with French law and, in particular, with Articles L225-177 to L225-187-1 of the French Commercial Code, and its terms, together with the terms of the Plan, are to be construed accordingly.

The provisions of this Sub-Plan shall form an integral part of the Plan and the Options granted to the Eligible Employees shall consequently be governed by the provisions of the Plan and of this Sub-Plan. The provisions of the Plan shall remain applicable insofar as they do not contradict the provisions of the Sub-Plan.

1.	DEFINITIONS

Eligible Employee. It means any person employed by HomeAway France under the terms of a written or oral employment agreement and/or any person holding an executive office and who may be granted Options under the law. An Eligible Employee means also any person who does not own, on the applicable date of grant, shares representing more than 10% of the issued share capital of the Company. The official place of residence of the Eligible Employees shall be located in France for incomes’ tax purposes on the date of grant.

2.	SPECIFIC CONDITIONS APPLYING TO OPTIONS GRANTED TO ELIGIBLE EMPLOYEE

2.1	Options may only be granted to Eligible Employees and Eligible Employees can only be granted Options under the Plan.

2.2	Options cannot be granted (i) during the ten trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the Company are published and (ii) during a period (x) starting from the date on which the corporate bodies of the Company become aware of any information which, if published, could significantly affect the company’s market price and (y) ending at the close of the tenth trading session following the publication of the information.

2.3	No Option may be granted less than twenty trading sessions after a coupon giving a right to a dividend or to a capital increase has been detached from the Shares.

2.4	Options cannot give rise to more than 10% of the share capital of HomeAway, Inc.

2.5	Options must be granted over registered shares of HomeAway, Inc. (as opposed to bearer shares).

2.6	The Option Exercise Price shall be determined according to the provisions of the Plan, subject to the following limitations:

(a)	the Option Exercise Price in no case be less than eighty per cent (80%) of the average of the closing sales price for a Share as quoted on a stock exchange market during the twenty market trading days prior to the day of the grant of the Options; or

(b)	In addition to this first threshold, the Option Exercise Price cannot also be lower than 80% of the average actual repurchase price of its own shares held by HomeAway, Inc. to be allocated to Eligible Employees.

2.7	No Option may be exercised prior to the expiration of a minimum period of one year following the date of grant.

2.8	The Shares acquired as a result of the exercise of all or part of the Option cannot be transferred by the Eligible Employee prior to the fourth anniversary of the date of grant except in case of the dismissal, retirement, invalidity or death of the Eligible Employee (Article 91-ter of appendix II to the French General Tax Code). In case of dismissal or retirement, the exception to the non-transferability deadline of the Shares shall be subject to the condition that the Option shall have been exercised at least three months before the dismissal or the retirement.

2.9	In the event that an Eligible Employee does not comply with the requirement set forth in this Section 2.8 of the Sub-Plan and transfers Shares acquired pursuant to the exercise of the Option prior to the expiration of the four-year period, such Eligible Employee shall be liable for all consequences to HomeAway, Inc. and HomeAway France resulting from such breach and undertakes to indemnify HomeAway, Inc. and HomeAway France in respect of all amounts payable by HomeAway, Inc. and HomeAway France in connection with such breach. More generally, the Eligible Employee agrees to indemnify and keep indemnified HomeAway, Inc. and HomeAway France from and against any liability for and obligation to pay any tax and social charges incurred by HomeAway, Inc. or HomeAway France, as applicable.

2.10	The Option Exercise Price of the Option shall be determined on the date of grant of the Option to the Eligible Employee and cannot be modified in any way. Any adjustment made to the Option Exercise Price and/or the number of Options awarded under this Sub-Plan, shall not provide more advantages to the Eligible Employee than those which would result from any adjustments that would be made in accordance with the provisions of Article L 225-181 of the French business code (Code de Commerce) (i.e. amortization or reduction of the share capital, modification of the sharing profits, allotment of free shares, capitalization of premiums or retained earnings or issuing premiums, issuance of share or securities giving a right to the allotment of shares, distribution of retained earnings). In the case of an adjustment of the Option Exercise Price, its amount cannot be inferior to the nominal value of the Shares.

2.11	The Options may neither be assigned nor transferred. The Options may nevertheless be transferred to the heirs of the Eligible Employee and exercised by them within a period of six months following the death of such Eligible Employee.

By:

Date:	20 October, 2011
Name:	Lynn Atchison
Title:	Chief Financial Officer

UK SCHEDULE TO THE HOMEAWAY, INC 2011 EQUITY INCENTIVE

PLAN

Part A of the Schedule approved by HM Revenue & Customs on 15 February 2012 under reference X109004

SCHEDULE

PART A

UK HM REVENUE & CUSTOMS APPROVED SCHEDULE TO

THE HOMEAWAY, INC 2011 EQUITY INCENTIVE

PLAN

Part A of this Schedule contains provisions applicable to Options granted under the terms of the HOMEAWAY, INC 2011 EQUITY INCENTIVE PLAN which are intended to qualify as approved share options for the purposes of UK tax legislation. All such approved share options will be granted subject to and in accordance with the provisions of Part A of this Schedule.

1	INTERPRETATION

1.1	In this Schedule, unless the context otherwise requires:-

“Acquiring Company”	means a company which has made or is making a general offer in connection with a Takeover

“Approved Option”	means an Option which, by its terms, is subject to the provisions of Part A

Associated Company	has the same meaning as in Schedule 4

“Board”	means the board of directors of the Company or a duly appointed committee thereof

“Close Company”	means a close company as defined in Section 989 of the Income Tax Act 2007

“Common Stock”	means shares of common stock of the Company

“Company”	means Homeaway Inc, registered in the State of Delaware

“Constituent Company”	means the Company and any other company of which the Company has Control.

“Control”	has the meaning given in section 719 of ITEPA

“Conversion Rate”	on any given day means the average currency conversion rate quoted by The Financial Times in London as the price for pounds sterling purchased with US dollars

“Date of Grant”	means the date on which an Option is, was, or is to be granted to an Eligible Employee

“Dealing Day”	means a day on which a Recognised Stock Exchange upon which the Shares are traded is open for business

“Eligible Employee”	means any director of a Constituent Company or other employee of a Constituent Company not being a director who (if a director) is required to work not less than 25 hours per week disregarding meal breaks

“Exchange of Options”	means an exchange of options in the circumstances and subject to the conditions specified in Paragraph 3.20

“Exercise Price”	means the price per Share payable upon the exercise of an Approved Option being not less than the Initial Market Value rounded up to the nearest cent, as amended under this Schedule

“HMRC”	means HM Revenue & Customs

“Initial Market Value”	means the Market Value of a Share at the date of grant of an Option over that Share

“ITEPA”	means the Income Tax (Earnings & Pensions) Act 2003

“Key Feature”	has the meaning given, in relation to an Approved Option, in paragraph 30(1) of Schedule 4

“Listed”	means any of the Shares being listed, quoted or dealt in on any Recognised Stock Exchange

“Market Value”	means on a day when:-

(a) the Shares are Listed on a Recognised Stock Exchange, the average of the middle market quotations for the Shares for the three immediately preceding Dealing Days; or

(b) market value is not determined under (a) above, a Share’s market value as determined in accordance with Sections 272 and 273 of the Taxation of Chargeable Gains Act 1992 and either: (i) agreed in advance with Shares Valuation; or (ii) if Shares Valuation so permit, determined on a basis agreed in advance with Shares Valuation

“Material Interest”	has the meaning given to that term in paragraph 10 and 11 of Schedule 4

“NI Rules”	means the laws, regulations and practices currently in force relating to liability for and the collection of national insurance contributions

“Non-Approved Options”	means an Option which, by its terms, is subject to the provisions of Part B

“Option”	has the meaning given in the Plan Rules

“Option Certificate”	means an option certificate produced under Paragraph 2.3

“Optionee”	means a person holding a subsisting Approved Option

“Option Tax Liability”	means in relation to an Optionee, any liability of their employer company to account to HMRC or other tax authority for any amount of, or representing, income tax or National Insurance contributions (which may include employers’ secondary contributions to the extent permitted by law from time to time as agreed between the Optionee and their employer company) arising from the exercise of an Option

“Part A”	means Part A of this Schedule

“Part B”	means Part B of this Schedule

“PAYE Regulations”	means regulations made under part 11 of ITEPA

“Performance Condition”	means any performance condition which may be specified under Paragraph 3.12

“the Plan”	means the Homeaway, Inc 2011 Equity Incentive Plan

“Plan Rules”	means the rules of the Plan set forth prior to this Schedule

“Recognised Stock Exchange”	has the meaning given in section 1005 of the Income Taxes Act 2007

“Schedule 4”	means Schedule 4 to ITEPA

“Shares”	means shares of Common Stock, which satisfy the requirements of paragraphs 16-20 of Schedule 4

“Shares Valuation”	means the section of HMRC Capital Taxes which deals with shares valuation

“this Schedule”	means this schedule of additional provisions applicable to the grant of (in Part A) Approved Options and (in Part B) Non-Approved Options

“Takeover”	means a company (the “Acquiring Company”) obtaining Control of the Company as a result of making:-

(a) a general offer to acquire the whole of the issued ordinary share capital in the Company (not already owned by it or a member of the same group of companies as it) which is made on a condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(b) a general offer to acquire all the shares in the Company (not already owned by it or a member of the same group of companies as it) which are in the same class as the Shares;

“the Taxes Act”	means the Income and Corporation Taxes Act 1988

“Vest”	means, in relation to an Option, the completion of the period of time (if any) specified under Paragraph 3.9 in respect of a number of Shares subject to that Option and/or satisfaction of a Performance Condition and “Vesting” and “Non-Vested” shall be construed accordingly

1.2	Any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Words denoting the masculine gender shall include the feminine gender.

1.4	Words denoting the singular shall include the plural and vice versa.

1.5	References to sections are to the sections of the Plan Rules.

1.6	References to paragraphs are to the paragraphs of this Schedule.

1.7	Words and expressions defined in the Plan Rules shall bear the same meanings for the purposes of this Schedule unless otherwise indicated.

2	SCOPE OF THIS SCHEDULE

2.1	This Part A sets out the additional terms and conditions subject to which an Option expressed by its terms to be an Approved Option may be granted and exercised.

2.2	The provisions of the Plan Rules shall apply in relation to the grant of an Approved Option under this Schedule as they apply in relation to the grant of an Option under the Plan Rules except as provided below. In the event that the provisions of the Schedule and the Plan Rules are inconsistent the provisions of the Schedule take precedence.

2.3	Any Option Certificate and any other documentation issued in connection with the grant of an Approved Option shall indicate that such option has been granted in accordance with the provisions of a share option scheme approved under Schedule 4.

3	UNDERLYING DIFFERENCES FROM THE PLAN

In their application to Approved Options granted under Part A the terms of the Plan shall have effect subject to the following:-

3.1	An Approved Option may only be granted to an employee officer or director who is also an Eligible Employee and the Plan shall be construed accordingly;

3.2	An Approved Option shall not be granted to, nor exercised by, any person at any time when he has, or has within the preceding 12 months had a Material Interest in a Close Company being either the Company or a company which has Control of the Company or is a member of a consortium which owns the Company;

3.3	References to the Plan or to the Plan Rules shall include references to Part A;

3.4	The benefits awarded under this Schedule shall be Options only;

3.5	The Initial Market Value of the Shares the subject of an Approved Option granted to an Eligible Employee when added to:-

3.5.1	the Initial Market Value of Shares subject to any subsisting Approved Option granted to the same Eligible Employee; and

3.5.2	the Market Value at the date of grant of any shares the subject of a subsisting option which has been obtained by the Eligible Employee under any other share option scheme approved under Schedule 4 which has been established by the Company or any Constituent Company or by any Associated Company and has not then been exercised or ceased to be exercisable

(converted in each case to pounds sterling at the Conversion Rate applicable on the date each such option is respectively granted) shall not exceed £30,000;

3.6	The price payable on the exercise of an Approved Option shall be the Exercise Price.

3.7	Section 2.1 of the Plan Rules shall contain the following additional definitions:

“Exchange of Options” has the same meaning given to that phrase in the UK Schedule

“Takeover” has the same meaning given to that word in the UK Schedule;

“UK Schedule” means the UK schedule to the Plan approved by HM Revenue & Customs on 15 February 2012 under which options may be granted which are approved by UK HM Revenue & Customs

3.8	3.8.1 Any adjustments made pursuant to Section 14(a) of the Plan Rules shall:

(i)	only apply to an Approved Option insofar as the adjustments are pursuant to any variation of the issued ordinary share capital of the Company by way of a capitalisation or rights issue or subdivision consolidation or reduction or any other variation in such ordinary share capital; and

(ii)	only apply to the number of Shares and/or the Exercise Price; and

(iii)	not take effect without the prior approval in writing of HMRC.

3.8.2	For the avoidance of doubt no adjustment to an Approved Option shall be made which would alter the class of shares subject to the Approved Option nor shall any cash payments be made in conjunction with adjustments to an Approved Option

3.8.3	The wording of Section 14(c) of the Plan Rules shall be amended so that it provides as follows:

On an Acquisition any outstanding Approved Options may be exercised in full irrespective of any vesting or Performance Conditions, save where the Acquisition amounts to a Takeover and an Exchange of Options is offered by the Acquiring Company in respect of that Approved Option, in which event the following shall happen:

(i)	if an Exchange of Options is accepted by an Optionee within the “appropriate period” as defined in paragraph, 3.20 of the UK Schedule, the Approved Option shall continue in effect on the basis set out at paragraph 3.20;

(ii)	if an Optionee confirms that he does not wish to accept an Exchange of Options, the Approved Option shall lapse on the date on which he provides that confirmation;

(iii)	if an Optionee neither accepts or declines an Exchange of Options, the Approved Option shall lapse at the end of the “appropriate period”

3.9	An Option may be granted subject to any requirement which may be specified by the Company that:

3.9.1	a period of time must elapse before that Option may be exercised; and/or

3.9.2	different periods of time must elapse in relation to specified numbers of Shares which are the subject of that Option, before that Option may be exercised over that number of Shares; and/or

3.9.2	any Performance Condition must be satisfied before that Option may be exercised

3.10	Section 6(c)(i) of the Plan Rules shall not apply. Section 6(c)(iii) shall be replaced by the following wording:

“Options shall be exercised by Optionee presenting to the Administrator:

(a) payment of the Exercise Price in respect of the Approved Options being exercised

(b) a duly completed notice of exercise in such form as the Administrator from time to time prescribes

(c) payment of any Option Tax Liability, in accordance with paragraph 3.22 of this Schedule.

3.11

3.11.1 Section 6(d)(i) shall apply with the omission of the words from “Full payment may consist” to “spouse”, and with the addition of the words “and in any event within 30 days” immediately after the words “promptly after the Option is exercised”

3.11.2. For the purpose of Section 6(d)(ii) of the Plan Rules, a woman who ceases to hold an office or employment due to pregnancy will be regarded as having left employment on the earliest of the date she notifies her employing company of her intention not to return, the last day of the period in which she is capable, pursuant to Part VIII of the Employment Rights Act 1996, of exercising a right to return to work and any other date specified by the terms of her office or employment.

3.11.3 In Section 6(d)(iv) the words “such period of time as is specified in the Award Agreement” shall be replaced by “twelve months”.

3.12	Any performance conditions imposed in connection with the exercise of an Approved Option must relate to objective criteria only as determined by the Board and notified to the Optionee when the Option is granted so that the question of whether an Approved Option can or cannot be exercised and if so to what extent on any occasion shall not be determined or determinable at the discretion of any person. Furthermore any alterations to such conditions made by the Board will only be made if an event has occurred or events have occurred in consequence of which the Board reasonably considers, having due regard to the interests of stockholders of the Company, that the terms of the existing conditions imposed on the exercise of the Approved Options should be so varied for the purpose of ensuring that the objective criteria which would then be employed would represent a fairer measure of performance of the Company and/or a Constituent Company and/or the Optionee and that the amended conditions will be no more difficult to satisfy than were the original conditions when first set;

3.13	Rules 7-11 inclusive and 15 of the Plan shall not apply to Approved Options

3.14	No Option may be exercised more than ten years following its Date of Grant.

3.15	No transfer of any rights over or interest in an Approved Option to any third party during the lifetime of the Optionee shall be permitted, other than to the personal representatives of an Optionee who has died. Any attempt to transfer such rights or interests shall cause the Approved Option to lapse. Section 13 of the Plan Rules shall be modified accordingly.

3.16	No amendment to the terms of the Plan or to the Schedule, in either case concerning a Key Feature shall take effect without the prior written approval of HMRC;

3.17	The Company shall at all times keep available sufficient authorised but unissued Shares to satisfy the exercise in full of all Approved Options for the time being remaining capable of being exercised under the terms of this Schedule;

3.18	All Shares allotted or transferred in accordance with the provisions of this Schedule shall be issued within 30 days of the receipt o a valid exercise of an Option and shall rank equally in all respects with the shares of Common Stock for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of such allotment or transfer. Section 6(d)(i)of the Plan shall be modified accordingly;

3.19	The Company shall issue to each Optionee an option certificate in such form as the Board may from time to time prescribe, specifying the number of Shares comprised in the Option, the Date of Grant, the Exercise Price and the manner of exercise. If any option certificate becomes worn out, defaced, destroyed or lost, it may be renewed on the production of such evidence as the Board shall reasonably require. No payment shall be required on the grant of an Option. Subject to any subsequent changes required by the Board, the Option Certificate shall take the form set out at the end of this Part A. References in the Plan Rules to an “Award Agreement” evidencing the grant of an Option shall be treated as references to the Option Certificate.

3.20	The following provisions shall apply in relation to a Takeover:

3.20.1	upon the occurrence of a Takeover, the Board of Directors may provide that an Optionee may, at any time within the appropriate period, by agreement with the Acquiring Company, release his rights under the Approved Option (“Old Option”) in consideration of the grant to him of rights to acquire shares in the Acquiring Company or some other company falling within sub-paragraph (b) or (c) of paragraph 16 of Schedule 4 (read and construed as if references in those provisions to the Company were references to the Acquiring Company) which (for the purpose of paragraph 27 of Schedule 4) is equivalent to the Old Option, but relates to shares (“New Shares”) in another company (“New Option”) PROVIDED THAT:

(i)	such rights will be exercisable only in accordance with the provisions of Part A as it had effect immediately before the release of the rights referred to in this paragraph; and

(ii)	the New Shares to which the new rights relate satisfy the provisions of paragraphs 16—20 (inclusive) of Schedule 4; and

(iii)	the total market value, immediately before such release, of the Shares in respect of which the Old Option then subsists is equal to the total market value, immediately after the grant, of the shares in respect of which the new rights are granted to the Optionee; and

(iv)	the total amount payable by the Optionee for the acquisition of shares in pursuance of the new rights is equal to the total amount that would have been payable for the acquisition of Shares upon exercise of the Old Option.

3.20.2	if the Acquiring Company does not agree to substitute the Old Option pursuant to paragraph 3.20.1, then on the occasion of a Takeover, the Board shall notify each Optionee in writing.

3.20.3	for the purposes of paragraph 3.20.1, the “appropriate period” means 6 months beginning with the time that the person making the offer has obtained control of the Company and any condition subject to which the offer has been made has been satisfied (or such shorter period as the Board shall determine and notify to the Optionee).

3.20.4	new rights granted pursuant to paragraph 3.20.1 shall be regarded for the purposes of Schedule 4 and for the purposes of the subsequent application of the provisions of Part A as having been granted under this Part A at the time when the corresponding Approved Option was granted.

3.20.5	for the purposes necessary to give effect to paragraph 3.20.1 in relation to any New Option:-

(i)	references in this Schedule to the “Company” shall be read and construed as if they were references to the Acquiring Company and references to “Share” and “Board” shall be read and construed as if they were references to the ordinary shares and board of directors of the Acquiring Company respectively but references to Constituent Company shall continue to be construed as if references to the Company were references to Homeaway, Inc;.

(ii)	in this Schedule, “Shares” and “Takeover” shall be read and construed as if they were references to the shares and takeover of the Acquiring Company respectively.

3.21	No New Option shall be granted under paragraph 3.20 in respect of an Old Option which is exercised prior to, on completion of, or in consequence of a Takeover.

3.22	An Optionee shall (to the extent permitted by law) indemnify the Company and any Subsidiary of the Company in respect of any Option Tax Liability. Section 15 of the Plan Rules shall take effect subject to this paragraph 3.22.

If any Option Tax Liability arises in any jurisdiction, then unless either:

3.22.1	any Option Tax Liability has been deducted from his salary in the relevant month; or

3.22.2	the Optionee has indicated in his Exercise Notice or in any other manner specified by the Company that he will pay to the Company an amount equal to the Option Tax Liability and within fourteen days of being notified of that amount, paid it to the Company; or

3.22.3	the Optionee has authorised (in the Exercise Notice or in any other manner specified by the Company) the Company or a broker nominated by the Company to sell as agent for the Optionee (at the best price which can reasonably expect to be obtained at the time of sale) a sufficient number of Shares acquired on exercise of his Option and to pay over to the Optionee’s employer sufficient monies out of the net proceeds of sale, after deduction of all fees commissions and expenses incurred in relation to such sale, to satisfy the Option Holder’s liability under such indemnity (the transaction described in this Rule 3.22.3 to be defined as the “Sale and Payment”)

the Company shall have the right to effect the Sale and Payment.

3.23	Notwithstanding any provision of any other Rule in this Schedule whatsoever:-

3.23.1	the rights and obligations of any individual under the terms of his office or employment with any Constituent Company shall not be affected by any grant of Options to him, and an individual to whom any Options are granted shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements (whether or not such termination amounts to wrongful dismissal);

3.23.2	the grant of an Option does not form part of the Option Holder’s entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person and the Company or any past or present Constituent Company give such person any right or entitlement to have an Option granted to him in respect of any number of shares or any expectation that an Option might be granted to him whether subject to any conditions or at all.

3.24	The provisions of Part A shall be governed by and interpreted in accordance with the laws of England and Wales.

PART B

NON-APPROVED SCHEDULE TO the HOMEAWAY, INC 2011 EQUITY INCENTIVE PLAN

Part B of this Schedule contains provisions applicable to Options granted under the terms of the HOMEAWAY INC 2011 EQUITY INCENTIVE PLAN which are intended to be non-approved share options for the purposes of UK tax legislation. All such non-approved share options will be granted subject to and in accordance with such provisions of Part A of this Schedule as would be applicable if those provisions were set out below in full mutatis mutandis subject to the following modifications:

Number of modification	Paragraph number of Part A affected	Description of modification
1.	1.1	In the definition of “Eligible Employee”, substitute the words “any employee or director of, or any consultant to, any Group Company” for that definition

2.	1.1	Remove the definition of “Close Company”

3.	1.1	Remove the definition of “Material Interest”

4.	1.1	Amend the definition of “Option Tax Liability” by adding at the end the words “and any other tax charge levy or other sum (whether under the laws of the United Kingdom or otherwise) which may arise on the grant or exercise of any Option under Part B or receipt of any other share-based benefit which is subject to taxation”

4.	2.	Delete Rule 2.3

5.	3.	Delete Rules 3.2, 3.4, 3.5, 3.8, 3.10, 3.12, 3.16, 3.20 (save to the extent it is necessary to retain or include substitute wording to permit the grant by an Acquiring Company of new options to replace options over Shares which lapse as a result of Takeover),

6.	Various paragraphs	All references to “Approved Option” shall be treated as references to “Non-Approved Option”

9.	Various paragraphs	All references to “Part A” shall be treated as references to “Part B”